Exhibit 99.2

SELECTED COMBINING CONDENSED CONSOLIDATED PRO FORMA FINANCIAL DATA

The following unaudited pro forma condensed consolidated financial statements of Franklin Street Properties Corp. (“FSP Corp.” or the “Registrant”) gives effect to the acquisition of a property (“1999 Broadway”) on May 22, 2013 for a purchase price of approximately $183 million by FSP 1999 Broadway LLC (the “1999 Broadway Purchaser”), a wholly-owned subsidiary of FSP Corp.

The unaudited pro forma condensed consolidated financial statements are based upon the historical consolidated financial statements of FSP Corp. included in our Annual Report on Form 10-K for the year ended December 31, 2012, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, and the financial statements of 1999 Broadway for the period January 1, 2013 through May 21, 2013 and for the year ended December 31, 2012.  The financial statements of 1999 Broadway have been prepared pursuant to the requirements of Rule 3-14 of Regulation S-X of the Securities and Exchange Commission.  FSP Corp.’s consolidated balance sheet as of June 30, 2013 reflects the acquisition of 1999 Broadway; therefore a pro forma condensed consolidated balance sheet is not presented.  The pro forma condensed consolidated statements of income for the six months ended June 30, 2013 and for the year ended December 31, 2012 are presented as if the acquisition was completed on January 1, 2012.

Certain balances in the 1999 Broadway financial statements have been reclassified to conform to FSP Corp.’s presentation.

The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the actual results of operations of 1999 Broadway for the periods indicated, nor do they purport to represent the results of operations of the entities for any future period.  We funded this acquisition using cash and cash equivalents available from equity offering proceeds completed on May 16, 2013.  These unaudited pro forma financial statements are provided for informational purposes only and upon completion of the planned long term financing of this acquisition our financial position and results of operations may be significantly different than what is presented in these unaudited pro forma financial statements.

Franklin Street Properties Corp.

Unaudited Combining Condensed Consolidated Pro Forma Statements of Income

For the Six Months Ended

June 30, 2013

(dollars in thousands, except per share amounts)

		1999 Broadway
	Historical	Acquisition
	FSP Corp.	(c)	Pro Forma
Revenue:
Rental income	$89,469	$7,705	$97,174
Related party revenue:
Management fees and interest on loans	3,265	-	3,265
Other	43	-	43
Total revenue	92,777	7,705	100,482

Expenses:
Rental operating expenses	21,886	2,187	24,073
Real estate taxes and insurance	13,908	965	14,873
Depreciation and amortization	33,111	5,315	38,426
Selling, general and administrative	5,736	13	5,749
Interest	8,382	-	8,382
Total expenses	83,023	8,480	91,503

Income (loss) before interest income, equity in earnings in non-consolidated REITs and taxes	9,754	(775)	8,979
Interest Income	5	-	5
Equity in income of non-consolidated REITs	(383)	-	(383)
Taxes on income (a)	234	-	234
Income (loss) from continuing operations	9,142	(775)	8,367

Weighted average shares outstanding, basic and diluted	87,417		87,417

Income per share attributable to:
Continuing operations, basic and diluted	$0.10		$0.10

Franklin Street Properties Corp.

Unaudited Pro Forma Condensed Consolidated Statements of Income

For the Year Ended

December 31, 2012

(dollars in thousands, except per share amounts)

		1999 Broadway
	Historical	Acquisition
	FSP Corp.	(d)	Pro Forma
Revenue:
Rental income	$151,656	$17,297	$168,953
Related party revenue:
Management fees and interest on loans	10,947	-	10,947
Other	199	-	199
Total revenue	162,802	17,297	180,099

Expenses:
Rental operating expenses	37,441	4,927	42,368
Real estate taxes and insurance	22,913	1,957	24,870
Depreciation and amortization	54,872	12,756	67,628
Selling, general and administrative	9,916	170	10,086
Interest	16,068	-	16,068
Total expenses	141,210	19,810	161,020

Income (loss) before interest income, equity in earnings in non-consolidated REITs and taxes	21,592	(2,513)	19,079
Interest Income	51	-	51
Equity in income of non-consolidated REITs	2,033	-	2,033
Taxes on income (a)	335	-	335
Income (loss) from continuing operations	23,341	(2,513)	20,828

Weighted average shares outstanding, basic and diluted	82,937		82,937

Income per share attributable to:
Continuing operations	$0.28		$0.25

FRANKLIN STREET PROPERTIES CORP.

NOTES TO UNAUDITED COMBINING CONDENSED CONSOLIDATED

PRO FORMA FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

BASIS OF PRESENTATION

The following unaudited combining condensed consolidated pro forma financial statement presentation has been prepared based upon certain pro forma adjustments to the historical consolidated financial statements of FSP Corp.  The pro forma statements of income are presented as if the acquisition occurred as of the beginning of the periods presented.

The acquisition of 1999 Broadway has been treated as a business combination.  The 1999 Broadway purchase price has been allocated to the assets acquired and liabilities assumed based upon estimates of their fair values as of the effective date of the acquisition as determined in accordance with generally accepted accounting principles in the United States (or “GAAP”).

PRO FORMA ADJUSTMENTS

Certain assumptions regarding the operations of FSP Corp. have been made in connection with the preparation of the combining condensed consolidated financial pro forma information.  These assumptions are as follows:

(a)       FSP Corp. elected to be, and is qualified as, a real estate investment trust for federal income tax purposes.  FSP Corp. has met the various required tests; therefore, no provision for federal or state income taxes has been reflected on real estate operations except for a margin tax related to real estate operations in Texas.

FSP Corp. has subsidiaries which are not in the business of real estate operations.  Those subsidiaries are taxable as real estate investment trust subsidiaries, or TRS, and are subject to income taxes at statutory tax rates.  The taxes on income shown in the pro forma condensed consolidated statements of income are the taxes on the income of the TRS.  There are no material items that would cause a deferred tax asset or a deferred tax liability.

(b)      Represents the effect of the acquisition of 1999 Broadway on May 22, 2012.  We funded this acquisition using cash and cash equivalents available from equity offering proceeds completed on May 16, 2013.  The purchase price of this property was $183,000 before purchase credits of $836 and excluding $110 of estimated acquisition related costs. We allocated $154,060 of the purchase price to real estate properties, $31,024 to acquired real estate leases and $2,920 to acquired unfavorable real estate leases. The values assigned to the assets acquired are estimated and the final allocation may differ.

FRANKLIN STREET PROPERTIES CORP.

NOTES TO UNAUDITED COMBINING CONDENSED CONSOLIDATED

PRO FORMA FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

(c)                               The following table presents the operations of 1999 Broadway for the period January 1, 2013 through June 30, 2013.

		Adjustments
	1999 Broadway	resulting from	Pro Forma
	Historical	Acquisition	Adjustment

Revenue:
Rental (1)	$7,275	$430	$7,705
Total revenue	7,275	430	7,705

Expenses:
Rental operating expenses	2,187	-	2,187
Real estate taxes and insurance	965	-	965
Selling, general and administrative (2)	13	-	13
Depreciation and amortization (3)	-	5,315	5,315
Total expenses	3,165	5,315	8,480

Income (loss) before taxes	4,110	(4,885)	(775)
Taxes on income	-	-	-

Income (loss) from continuing operations	$4,110	$(4,885)	$(775)

1)           The pro forma rental adjustment includes amounts related to the amortization of approximately $2,631 of acquired above market leases with a weighted average term of approximately 59 months and approximately $5,551 of acquired below market leases with a weighted average term of approximately 43 months, which are being amortized over the remaining non-cancelable terms in accordance with GAAP.

2)           Acquisition costs described in Pro Forma Adjustment (b) above are treated as if occurred prior to January 1, 2013.

3)           The pro forma adjustment relates to depreciation of approximately $137,726 of acquired building and improvements using a straight-line method over an estimated life of 39 years.  In addition, the adjustment includes amortization of the value of approximately $31,025 of acquired in place leases (exclusive of the value of above and/or below market leases), which are being amortized over the remaining non-cancelable weighted average term of approximately 40 months in accordance with GAAP.

FRANKLIN STREET PROPERTIES CORP.

NOTES TO UNAUDITED COMBINING CONDENSED CONSOLIDATED

PRO FORMA FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

(d)     The following table presents the operations of 1999 Broadway for the year ended December 31, 2012.

		Adjustments
	1999 Broadway	resulting from	Pro Forma
	Historical	Acquisition	Adjustment

Revenue:
Rental (1)	$16,265	$1,032	$17,297
Total revenue	16,265	1,032	17,297

Expenses:
Rental operating expenses	4,927	-	4,927
Real estate taxes and insurance	1,957	-	1,957
Selling, general and administrative (2)	60	110	170
Depreciation and amortization (3)	-	12,756	12,756
Total expenses	6,944	12,866	19,810

Income (loss) before taxes	9,321	(11,834)	(2,513)
Taxes on income	-	-	-

Income (loss) from continuing operations	$9,321	$(11,834)	$(2,513)

1)           The pro forma rental adjustment includes amounts related to the amortization of approximately $2,631 of acquired above market leases with a weighted average term of approximately 59 months and approximately $5,551 of acquired below market leases with a weighted average term of approximately 43 months, which are being amortized over the remaining non-cancelable terms in accordance with GAAP.

2)           The pro forma adjustment for acquisition costs described in Pro Forma Adjustment (b) above are treated as if occurred on January 1, 2012.

3)           The pro forma adjustment relates to depreciation of approximately $137,726 of acquired building and improvements using a straight-line method over an estimated life of 39 years.  In addition, the adjustment includes amortization of the value of approximately $31,025 of acquired in place leases (exclusive of the value of above and/or below market leases), which are being amortized over the remaining non-cancelable weighted average term of approximately 40 months in accordance with GAAP.